Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251433

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2021)

306,053,642 Shares of Class A Common Stock

6,650,000 Warrants

This Prospectus Supplement supplements the prospectus dated May 18, 2021 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 3 to the Form S-1 (Registration Statement No. 333- 251433) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2021 and declared effective by the Commission on May 18, 2021.

The Prospectus and this Prospectus Supplement relate to the disposition from time to time of 1) up to 306,053,642 shares of our Class A Common Stock, which include Class A Common Stock issuable upon conversion of our Class B Common Stock, the exercise of certain private placement and public warrants (together, the “Warrants”), the exercise of certain stock options, and the vesting of certain restricted stock units, and 2) up to 6,650,000 private placement warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus. We will receive up to an aggregate of approximately $207,650,336.50 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash at a current exercise price of $11.50 per share, less the amount that will not be received due to cashless exercises.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On May 24, 2021, we filed a Current Report on Form 8-K with the Commission. The portion of the text of such Form 8-K that is treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is attached hereto.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any Prospectus Supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 24, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2021

QuantumScape Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39345	85-0796578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1730 Technology Drive San Jose, California		95110
(Address of principal executive offices)		(Zip code)

(408) 452-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QS	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	QS.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2021, Celina Mikolajczak accepted an employment offer by QuantumScape Battery, Inc., a wholly-owned subsidiary of QuantumScape Corporation (the “Company”), where she will assume the title of Vice President of Manufacturing Engineering starting in July 2021. In her new role, Ms. Mikolajczak will lead the transition of the Company’s tools and manufacturing processes from research and development to production.

In connection with accepting this offer, she has resigned from the Company’s board of directors effective as of May 20, 2021.

A copy of the Company’s press release announcing Ms. Mikolajczak’s appointment is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	News release of the Company dated May 24, 2021, announcing the appointment of Celina Mikolajczak as Vice President of Manufacturing Engineering and her resignation as a director.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 24, 2021

QUANTUMSCAPE CORPORATION

By:	/s/ Michael McCarthy
	Name:	Michael McCarthy
	Title:	Chief Legal Officer and Head of Corporate Development

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Exhibit 99.1

QuantumScape Names Celina Mikolajczak Vice President of Manufacturing Engineering

Bringing high-volume battery manufacturing expertise to leadership team

SAN JOSE, Calif. – May 24, 2021 – QuantumScape Corporation (NYSE: QS, or “QuantumScape”) today announced the appointment of Celina Mikolajczak as Vice President of Manufacturing Engineering. In this role, Mikolajczak will lead the transition of the company’s tools and manufacturing processes from research and development to production. One of her primary projects will be helping deploy high-throughput continuous-flow processes at QS-0, QuantumScape’s pre-pilot line facility in San Jose. QS-0 will feature a high-automation line capable of building over 200,000 cells per year for use in electric test vehicles.

“I’m delighted to join QuantumScape at this time in its journey,” said Mikolajczak. “Having served on QuantumScape’s board of directors, I have seen first-hand the depth of its technology and team. I look forward to now working directly with the team to help bring this technology into mass production. I can’t think of a more inspiring project I could be working on right now.”

Mikolajczak has a strong background leading highly sophisticated cell engineering and battery manufacturing functions for prominent organizations, including Tesla Motors and Uber. She joins QuantumScape from Panasonic Energy of North America, where she played an integral role in scaling some of the leading battery technologies fueling today’s electric vehicle revolution as VP of Engineering & Battery Technology.

“We are thrilled to have a leader of Celina’s caliber join the company to help industrialize our technology,” said Jagdeep Singh, CEO and co-founder of QuantumScape. “Celina is not only a battery technology expert, having spent virtually her entire career at leading battery-related companies, but has a profound understanding of what it takes to scale up battery production. There’s no better person I can think of to run manufacturing engineering at this stage in our growth.”

Mikolajczak joins Clayton Patch, who recently started as Vice President of Manufacturing. Patch has extensive experience with high-volume process-oriented manufacturing, having run fab operations and advanced development at Micron Technology, Inc. and IM Flash Technologies – a joint venture between Micron Technology and Intel Corporation.

As part of the transition to the company’s leadership team, Mikolajczak is resigning her seat on the QuantumScape Board of Directors, effective immediately. She will start in her new role in July.

About QuantumScape Corporation

QuantumScape is a leader in developing next-generation solid-state lithium-metal batteries for electric vehicles. The company’s mission is to revolutionize energy storage to enable a sustainable future. For more information, please visit www.quantumscape.com.

Forward-Looking Statements

The information in this press release includes a “forward-looking statement” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, regarding the development, timeline and performance of QuantumScape’s products and technology are forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside QuantumScape’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to the following: (i) QuantumScape faces significant barriers in its attempts to scale and complete development of its solid-state battery cell and related manufacturing processes, and development may not be successful, (ii) QuantumScape may encounter substantial delays in the development, manufacture, regulatory approval, and launch of QuantumScape solid-state battery cells and building out of QS-0, which could prevent QuantumScape from commercializing products on a timely basis, if at all, and (iii) QuantumScape may be unable to adequately control the costs of manufacturing its solid-state separator and battery cells. QuantumScape cautions that the foregoing list of factors is not exclusive. Additional information about factors that could materially affect QuantumScape is set forth under the “Risk Factors” section in the QuantumScape’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 7, 2021 and available on the SEC’s website at www.sec.gov.

Except as otherwise required by applicable law, QuantumScape disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could different materially from those expressed in any forward-looking statements.

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